Exhibit 99.2

July 29, 2015

CyrusOne Announces Appointment of New Chief Accounting Officer

DALLAS—(BUSINESS WIRE)— CyrusOne today announced the appointment of Amitabh Rai, CPA, to its leadership team as Senior Vice President and Chief Accounting Officer.  Amit will be responsible for managing the company’s corporate accounting and financial reporting functions and will report to Kimberly Sheehy, Chief Financial and Administrative Officer.

Amit brings over 25 years of progressive accounting and leadership experience in manufacturing, sales and finance-driven environments.  He is a financial visionary and strategist with a demonstrated ability to thrive in high pressure and fast paced organizations and possesses extensive merger and acquisition experience.

Previously, Amit served as Senior Vice President and Chief Accounting Officer of Laureate Education Inc., a global leader in providing higher education for 8 years. Prior to joining Laureate, Amit was the Vice President, Corporate Controller and Principal Accounting Officer of Remy International, Inc. for 4 years.  Before joining Remy in 2003, he spent 13 years with Sensient Technologies Corporation.

Amit is a Certified Public Accountant and also holds a Bachelors of Engineering degree.

Kimberly Sheehy commented, “Amit’s experience in fast growth companies combined with his extensive merger and acquisition experience are well suited for his role. I am confident that under his leadership, CyrusOne will continue building on the success we’ve realized in developing our public company infrastructure and Amit will help take our processes, systems and accounting efficiencies to the next level.”

About CyrusOne

CyrusOne (NASDAQ: CONE) specializes in highly reliable enterprise-class, carrier-neutral data center properties. The company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for nearly 900 customers, including nine of the Fortune 20 and over 160 of the Fortune 1000 or equivalent-sized companies.

CyrusOne’s data center offerings provide the flexibility, reliability, and security that enterprise customers require and are delivered through a tailored, customer service-focused platform designed to foster long-term relationships. CyrusOne’s National IX platform provides robust connectivity options to drive revenue, reduce expenses, and improve service quality for enterprises, content, and telecommunications companies. CyrusOne is committed to full transparency in communication, management, and service delivery throughout its more than 30 data centers worldwide.

CyrusOne Inc.
Investors
Michael Schafer, 972-350-0060
investorrelations@cyrusone.com

Media
Jacob Smith, 513-671-3811
cyrusone@gyro.com